Exhibit (a)(1)(xiii)

ChemChina: update on financing structure of public tender offer for Syngenta

Beijing, China, June 14, 2016 – China National Chemical Corporation (“ChemChina”) announced today that, as provided for in previous offer documents, it has now started the process of substituting equity for part of the loan financing of the offer made by CNAC Saturn (NL) BV (“Offeror”) for shares and ADS of Syngenta AG. A first equity commitment of USD 5 billion has been made by Feng Xin Jian Da LP, a fund managed by CITIC Trust Co., Ltd., a subsidiary of CITIC Limited, which is listed on the Hong Kong Stock Exchange. As equity commitments are made, existing loan facilities will be reduced in line with certainty of funds requirements under Swiss takeover law. Notwithstanding such equity commitments, the Offeror remains a wholly owned indirect subsidiary of ChemChina for the time being and will remain under the control of ChemChina following the drawdown of the funds in connection with the settlement of the Offer. ChemChina continues to expect to conclude the transaction by the end of the year.

For further assistance in connection with the Swiss Offer and/or additional information on how to accept the Swiss Offer, Syngenta shareholders may contact the information agent Georgeson at 00 800 3813 3813 (toll free) or +44 117 378 5186 (direct dial) or by email at chemchinaoffer4syngenta@georgeson.com. For further assistance in connection with the U.S. Offer and/or additional information on how to accept the U.S. Offer, Syngenta shareholders may contact the U.S. information agent Georgeson at 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey, 07310, or at the toll-free number for holders of securities at +1 (866) 431-2096 or by email at syngentaoffer@georgeson.com.

About ChemChina

ChemChina, which is headquartered in Beijing, China, possesses production, R&D and marketing systems in 150 countries and regions. It is the largest chemical corporation in China, and occupies the 265th position among the Fortune Global 500. The company’s main businesses include materials science, life science, high-end manufacturing and basic chemicals, among others. Previously, ChemChina has successfully acquired 9 leading industrial companies in France, United Kingdom, Israel, Italy and Germany, etc. To learn more visit www.chemchina.com and www.chemchina.com/press.

About Syngenta

Syngenta is a leading agriculture company helping to improve global food security by enabling millions of farmers to make better use of available resources. Through world class science and innovative crop solutions, its 28,000 people in over 90 countries are working to transform how crops are grown. Syngenta is committed to rescuing land from degradation, enhancing biodiversity and revitalizing rural communities. To learn more visit www.syngenta.com and www.goodgrowthplan.com. Follow Syngenta on Twitter® at www.twitter.com/Syngenta.

Additional information and where to find it

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Common Shares or ADSs. The solicitation and offer to buy Common Shares or ADSs will only be made pursuant to the Swiss Offer Prospectus and the U.S. Offer to Purchase and other documents relating to the U.S. Offer that have been filed with the U.S. Securities and Exchange Commission (“SEC”). Investors and security holders are urged to carefully read the Tender Offer Statement on Schedule TO filed by ChemChina and CNAC Saturn (NL) B.V. (“Offeror”) with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the U.S. Offer filed by Syngenta with the SEC, since these materials contain important information, including the terms and conditions of the U.S. Offer. Investors and security holders may obtain a free copy of these materials and other documents filed by ChemChina, Offeror and Syngenta with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the Solicitation/Recommendation Statement and other documents filed with the SEC by Syngenta at www.syngenta.com.

Cautionary statement regarding forward-looking statements

Some of the statements contained in this press release are forward-looking statements, including statements regarding the expected consummation of the acquisition, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition, such as regulatory approvals for the acquisition and the tender of at least 67% of the issued Common Shares, the possibility that the acquisition will not be completed and other risks and uncertainties discussed in Syngenta’s public filings with the SEC, including the “risk factors” section of Syngenta’s Form 20-F filed on February 11, 2016, as well as the U.S. Offer documents filed by ChemChina and Offeror and the Solicitation/Recommendation Statement filed by Syngenta. These statements are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to be materially different from any forward-looking statements. These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements. ChemChina, Offeror and Syngenta disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the period covered by this press release or otherwise.